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                                                                    EXHIBIT 99.1


Century Aluminum Announces Proposed Private Placement


         Monterey, California--March 12, 2001--Century Aluminum Company (NASDAQ
- CENX) will offer up to $ 315,000,000 of senior secured first mortgage notes due 2008 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The notes will be senior, secured obligations of the company guaranteed by certain of its domestic subsidiaries. The proceeds from the sale of the notes will be used in connection with Century's 80 percent share in the acquisition of a 237,000 metric ton per year (mtpy) aluminum reduction facility in Hawesville, KY from Southwire Company. Glencore International AG is acquiring the remaining 20 percent share. Pending successful completion of this offering, the transaction is expected to close April 1, 2001.

         The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities law. This press release shall not constitute an offer to sell or a solicitation of an offer to buy and is issued pursuant to Rule 135C under the Securities Act.

         Century currently owns 275,000 mtpy of primary aluminum capacity. It owns and operates a 168,000-mtpy primary aluminum reduction facility at Ravenswood, WV and owns a 49.67 percent share in a 215,000-mtpy reduction facility at Mt. Holly, SC. Alcoa, Inc. owns the remainder of the Mt. Holly facility and is the operating partner. Century's corporate offices are located in Monterey, CA.

EDITORIAL CONTACT:  A. T. POSTI (831) 642-9364